Exhibit 99.1

Grace News #3100
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports Third Quarter 2013 Adjusted EPS of $1.07

•	Adjusted EBIT increased to $130.7 million; Adjusted EBIT margin increased 30 basis points to 16.9 percent

•	Net income was $69.4 million, or $.89 per diluted share

•	2013 Adjusted EBIT outlook affirmed at $560 million to $570 million, which includes the favorable effect of adopting mark-to-market pension accounting in the 2013 fourth quarter

Columbia, MD - October 23, 2013 - W. R. Grace & Co. (NYSE: GRA) announced third quarter net income of $69.4 million, or $0.89 per diluted share. Net income for the prior-year quarter was $75.5 million, or $0.99 per diluted share. Adjusted EPS was $1.07 per diluted share compared with $1.04 per diluted share in the prior-year quarter.

“Our business segments demonstrated solid performance in the quarter,” said Fred Festa, Grace's Chairman and Chief Executive Officer. “Materials Technologies and Construction Products delivered strong quarters with double-digit increases in operating income. Catalysts Technologies operating income was slightly better than we expected. Our new catalyst technologies have been well received by customers, and our investments in catalyst technologies, including the UNIPOLTM polypropylene catalyst acquisition, position us well for a stronger 2014.”

Third Quarter Results
Third quarter net sales of $771.3 million decreased 0.7 percent compared with the prior-year quarter. The decrease was due to lower pricing (-1.2 percent) and unfavorable currency translation (-0.4 percent), partially offset by higher sales volumes (+0.9 percent). Base pricing increased 0.7 percent compared with the prior-year quarter, but was more than offset by lower rare earth surcharges.

Gross profit of $284.7 million was unchanged compared with the prior-year quarter as lower raw material and manufacturing costs offset lower sales. Gross margin was 36.9 percent compared with 36.7 percent in the prior-year quarter.

Adjusted EBIT of $130.7 million increased 1.2 percent compared with the prior-year quarter as higher earnings in Materials Technologies and Construction Products more than offset lower earnings in Catalysts Technologies. Adjusted EBIT margin of 16.9 percent increased 30 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 33.8 percent on a trailing four-quarter basis, a decrease of 80 basis points from the prior-year quarter, reflecting lower earnings in Catalysts Technologies for the trailing four-quarter period.

Nine Month Results
Sales for the nine months ended September 30, 2013, decreased 3.1 percent to $2.284 billion as lower pricing (-2.9 percent) and unfavorable currency translation (-0.9 percent) partially were offset by higher sales volumes (+0.7 percent). Base pricing increased 0.6 percent compared with the prior-year period, but was more than offset by lower rare earth surcharges.

Gross profit of $851.8 million decreased 1.6 percent compared with the prior-year period primarily due to lower sales and unfavorable currency translation partially offset by lower raw material and manufacturing costs. Gross margin of 37.3 percent increased 60 basis points compared with the prior-year period.

Page 1 of 13 www.grace.com	Enriching Lives, Everywhere.®

Adjusted EBIT was $377.7 million compared with $384.0 million in the prior-year period. The decline was due to lower gross profit, partially offset by lower operating expenses and higher earnings from the ART joint venture. Adjusted EBIT margin of 16.5 percent increased 20 basis points compared with the prior-year period.

Grace Catalysts Technologies
Sales down 8.4 percent; segment operating income down 15.9 percent
Third quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $273.7 million, a decrease of 8.4 percent compared with the prior-year quarter. The decrease primarily was due to lower pricing (-6.6 percent) and lower sales volumes (-3.6 percent), which more than offset favorable currency translation (+1.8 percent). The decrease in pricing was attributable to lower rare earth surcharges and lower refinery catalyst base pricing, which partially were offset by higher specialty catalyst pricing. Sales volumes in specialty catalysts increased approximately 12 percent compared with the prior-year quarter.

Segment gross margin was 39.2 percent, a decrease of 130 basis points compared with the prior-year quarter. The decrease in gross margin primarily was due to lower pricing and lower operating leverage.

Segment operating income was $77.4 million compared with $92.0 million in the prior-year quarter, a 15.9 percent decrease primarily due to lower gross profit and lower earnings from the ART joint venture, partially offset by lower operating expenses. Segment operating margin was 28.3 percent, a decrease of 250 basis points compared with the prior-year quarter.

On October 11, 2013, Grace announced that it signed a definitive agreement to acquire the assets of the UNIPOL™ polypropylene licensing and catalysts business of The Dow Chemical Company for a cash purchase price of $500 million. This acquisition is complementary to Grace’s specialty catalysts business and significantly enhances the company’s position as a leading supplier of polyolefin catalyst technologies. The transaction is expected to close by year end, pending regulatory approvals.

Grace Materials Technologies
Sales up 2.7 percent; segment operating income up 17.6 percent
Third quarter sales for the Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, and packaging technologies, were $220.1 million, an increase of 2.7 percent compared with the prior-year quarter. The increase was due to improved pricing (+2.2 percent) and higher sales volumes (+0.6 percent), partially offset by unfavorable currency translation (-0.2 percent).

Sales of silica-based engineered materials increased 5.2 percent compared with the prior-year quarter due to a 7.5 percent increase in emerging regions sales and a 4.2 percent increase in developed regions sales. Sales of packaging technologies products declined 0.5 percent due to globally weaker demand for canned products and unfavorable currency translation.

Segment gross margin was 34.8 percent, an increase of 200 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to improved pricing.

Segment operating income was $46.8 million compared with $39.8 million in the prior-year quarter, a 17.6 percent increase primarily due to higher gross profit and operating expense control. Segment operating margin was 21.3 percent, an increase of 270 basis points compared with the prior-year quarter.

Grace Construction Products
Sales up 5.4 percent; segment operating income up 24.3 percent
Third quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $277.5 million compared with $263.3 million in the prior-year quarter. The sales increase was due to higher sales volumes (+6.2 percent) and improved pricing (+2.3 percent), partially offset by unfavorable currency translation (-3.1 percent).

Sales in North America, which represented approximately 41 percent of sales, increased 7.4 percent due to a 16.2 percent increase in SBM sales and a 3.3 percent increase in SCC sales. Sales in Western Europe, which

Page 2 of 13 www.grace.com	Enriching Lives, Everywhere.®

represented approximately 15 percent of sales, increased 8.3 percent compared with the prior-year quarter due to a 26.4 percent increase in SBM sales and a 1.2 percent increase in SCC sales. Sales in the emerging regions, which represented approximately 34 percent of sales, increased 2.3 percent. The slower sales growth in emerging regions largely reflected the impact of unfavorable currency translation. Across all regions, sales of SBM products increased approximately 19.5 percent and sales of SCC products increased less than 1 percent.

Segment gross margin of 36.3 percent improved 90 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to improved pricing and higher sales volumes, including the impact of a more profitable sales mix.

Segment operating income was $45.6 million compared with $36.7 million for the prior-year quarter, a 24.3 percent increase primarily due to higher gross profit and lower operating expenses. Segment operating margin improved to 16.4 percent, an increase of 250 basis points compared with the prior-year quarter.

Other Expenses
Total corporate expenses were $20.9 million for the third quarter, a decrease of approximately 4 percent compared with the prior year quarter primarily due to cost control initiatives.

Defined benefit pension expense for the third quarter was $18.2 million compared with $17.6 million for the prior-year quarter. As previously announced, Grace has elected to change its method of accounting for deferred actuarial gains and losses relating to its global defined benefit pension plans to a more preferable method under U.S. generally accepted accounting principles. This accounting method, referred to as mark-to-market accounting, will be adopted in the 2013 fourth quarter and will be retrospectively applied to the company's financial results for all periods to be presented in its annual report on Form 10-K for the year ended December 31, 2013.

Interest expense was $10.7 million for the third quarter compared with $11.5 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the third quarter was 3.5 percent.

Income Taxes
Income taxes were recorded at a global effective tax rate of approximately 33 percent before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace generally has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income. Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy. Grace generally does pay cash taxes in foreign jurisdictions and in a limited number of U.S. states. Income taxes paid in cash, net of refunds and excluding settlements of $12.2 million, were $53.4 million during the first nine months of 2013, or approximately 17 percent of income before income taxes.

Cash Flow
Net cash provided by operating activities for the first nine months of 2013 was $291.0 million compared with $292.4 million in the prior-year period.

Adjusted Free Cash Flow was $238.7 million for the first nine months of 2013 compared with $286.1 million in the prior-year period. Adjusted Free Cash Flow benefited from a significant improvement in working capital in 2012 due to lower rare earth costs, which benefit did not recur to the same extent in 2013. Grace expects Adjusted Free Cash Flow of approximately $400 million for the full year.

2013 Outlook
As of October 23, 2013, Grace affirmed its prior outlook for 2013 Adjusted EBIT in the range of $560 million to $570 million, and Adjusted EBITDA in the range of $685 million to $695 million. These respective ranges include lower pension expense of approximately $45 million resulting from the company's 2013 fourth quarter adoption of mark-to-market pension accounting, and exclude the closing costs and any earnings effects of the pending UNIPOL acquisition.

Page 3 of 13 www.grace.com	Enriching Lives, Everywhere.®

Chapter 11 Proceedings
On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary, W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to resolve Grace's asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace's Joint Plan of Reorganization. On January 31, 2012, the United States District Court issued an order affirming the Joint Plan, which was reaffirmed on June 11, 2012, following a motion for reconsideration. Eight parties appealed to U.S. Court of Appeals for the Third Circuit, three of which subsequently withdrew their appeals. On June 17, 2013, oral argument was heard before a Third Circuit panel of judges on the five remaining appeals. In rulings issued in July and September 2013, the Third Circuit Court denied the four asbestos-related appeals. One appeal remains pending.

The timing of Grace's emergence from Chapter 11 will depend on the final resolution of all appeals by claimants and the satisfaction or waiver of the remaining conditions set forth in the Joint Plan. The Joint Plan sets forth how all pre-petition claims and demands against Grace will be resolved. See Grace's most recent periodic reports filed with the SEC for a detailed description of the Joint Plan.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information - Investor Presentations portion of the company's web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.318.8613 (U.S.) or +1.617.399.5132 (International) and entering participant passcode 48602075. Investors are advised to access the call at least ten minutes early in order to register.

An audio replay will be available at 3:00 p.m. ET on October 23. The replay will be accessible by dialing +1.888.286.8010 (U.S.) or +1.617.801.6888 (International) and entering the participant passcode 35665925. The replay will be available for one week.

***

About Grace
Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company's three industry-leading business segments-Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products-provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,500 people in over 40 countries and had 2012 net sales of $3.2 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace's Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace's bankruptcy, propose plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace's underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging region, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available

Page 4 of 13 www.grace.com	Enriching Lives, Everywhere.®

on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

###

Page 5 of 13 www.grace.com	Enriching Lives, Everywhere.®

W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2013	2012	2013	2012
Net sales	$771.3	$776.6	$2,284.0	$2,357.7
Cost of goods sold	486.6	491.8	1,432.2	1,491.7
Gross profit	284.7	284.8	851.8	866.0
Selling, general and administrative expenses	125.2	130.8	391.7	401.2
Restructuring expenses and related asset impairments	3.6	1.1	8.7	6.4
Research and development expenses	15.0	15.4	48.5	47.9
Defined benefit pension expense	18.2	17.6	54.9	53.2
Interest expense and related financing costs	10.7	11.5	32.1	34.1
Provision for environmental remediation	1.7	0.6	4.0	1.8
Chapter 11 expenses, net of interest income	2.9	4.4	11.0	12.6
Libby medical program settlement	—	0.1	—	19.6
Equity in earnings of unconsolidated affiliate	(2.8)	(4.9)	(17.1)	(13.8)
Other (income) expense, net	0.7	(3.2)	5.1	(6.0)
Total costs and expenses	175.2	173.4	538.9	557.0
Income before income taxes	109.5	111.4	312.9	309.0
Provision for income taxes	(39.8)	(35.4)	(106.7)	(102.0)
Net income	69.7	76.0	206.2	207.0
Less: Net income attributable to noncontrolling interests	(0.3)	(0.5)	(1.1)	(1.3)
Net income attributable to W. R. Grace & Co. shareholders	$69.4	$75.5	$205.1	$205.7
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.90	$1.01	$2.69	$2.75
Weighted average number of basic shares	76.7	75.0	76.2	74.7
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.89	$0.99	$2.64	$2.70
Weighted average number of diluted shares	77.9	76.4	77.6	76.2

The Notes to the Financial Information are included as part of the Earnings Release.

Page 6 of 13 www.grace.com	Enriching Lives, Everywhere.®

W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share amounts)	2013	2012	% Change	2013	2012	% Change
Net sales:
Catalysts Technologies	$273.7	$298.9	(8.4)%	$831.1	$939.7	(11.6)%
Materials Technologies	220.1	214.4	2.7%	663.7	652.6	1.7%
Construction Products	277.5	263.3	5.4%	789.2	765.4	3.1%
Total Grace net sales	$771.3	$776.6	(0.7)%	$2,284.0	$2,357.7	(3.1)%
Net sales by region:
North America	$248.1	$245.8	0.9%	$722.7	$731.7	(1.2)%
Europe Middle East Africa	273.7	276.9	(1.2)%	816.2	879.8	(7.2)%
Asia Pacific	155.0	160.4	(3.4)%	478.7	490.1	(2.3)%
Latin America	94.5	93.5	1.1%	266.4	256.1	4.0%
Total net sales by region	$771.3	$776.6	(0.7)%	$2,284.0	$2,357.7	(3.1)%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$77.4	$92.0	(15.9)%	$248.4	$291.2	(14.7)%
Materials Technologies segment operating income	46.8	39.8	17.6%	135.9	122.3	11.1%
Construction Products segment operating income	45.6	36.7	24.3%	113.7	92.7	22.7%
Corporate support functions	(15.6)	(16.0)	2.5%	(49.2)	(50.8)	3.1%
Other corporate costs (including non-asbestos environmental remediation)	(5.3)	(5.8)	8.6%	(16.2)	(18.2)	11.0%
Defined benefit pension expense(C)	(18.2)	(17.6)	(3.4)%	(54.9)	(53.2)	(3.2)%
Adjusted EBIT	130.7	129.1	1.2%	377.7	384.0	(1.6)%
Costs related to Chapter 11	(3.9)	(3.7)	(5.4)%	(11.0)	(11.1)	0.9%
Asbestos-related costs	(2.5)	(2.0)	(25.0)%	(6.7)	(25.0)	73.2%
Restructuring expenses and related asset impairments	(3.6)	(1.1)	NM	(8.7)	(6.4)	(35.9)%
Certain costs related to divested businesses	(1.0)	(0.2)	NM	(1.0)	(0.4)	(150.0)%
Interest expense and related financing costs	(10.7)	(11.5)	7.0%	(32.1)	(34.1)	5.9%
Currency transaction loss on cash in Venezuela	—	—	NM	(6.9)	—	NM
Interest income of non-Debtor subsidiaries	0.2	0.3	(33.3)%	0.5	0.7	(28.6)%
Provision for income taxes	(39.8)	(35.4)	(12.4)%	(106.7)	(102.0)	(4.6)%
Net income attributable to W. R. Grace & Co. shareholders	$69.4	$75.5	(8.1)%	$205.1	$205.7	(0.3)%
Diluted EPS (GAAP)	$0.89	$0.99	(10.1)%	$2.64	$2.70	(2.2)%
Adjusted EPS (non-GAAP)	$1.07	$1.04	2.9%	$3.00	$3.07	(2.3)%

Costs related to Chapter 11:
Chapter 11 expenses, net of interest income	$2.9	$4.4		$11.0	$12.6
D&O insurance costs related to Chapter 11	0.1	0.1		0.2	0.2
Translation effects—intercompany loans (D)	(10.1)	(5.2)		(6.6)	2.3
Value of currency forward contracts—intercompany loans (D)	9.9	4.7		5.7	(4.0)
Certain other currency translation costs, net (D)	1.1	(0.3)		0.7	—
Costs related to Chapter 11	$3.9	$3.7		$11.0	$11.1

The Notes to the Financial Information are included as part of the Earnings Release.

Page 7 of 13 www.grace.com	Enriching Lives, Everywhere.®

W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions)	2013	2012	% Change	2013	2012	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	39.2%	40.5%	(1.3) pts	40.5%	41.0%	(0.5) pts
Materials Technologies	34.8%	32.8%	2.0 pts	34.5%	32.7%	1.8 pts
Construction Products	36.3%	35.4%	0.9 pts	36.2%	34.9%	1.3 pts
Total Grace	36.9%	36.7%	0.2 pts	37.3%	36.7%	0.6 pts
Operating margin:
Catalysts Technologies	28.3%	30.8%	(2.5) pts	29.9%	31.0%	(1.1) pts
Materials Technologies	21.3%	18.6%	2.7 pts	20.5%	18.7%	1.8 pts
Construction Products	16.4%	13.9%	2.5 pts	14.4%	12.1%	2.3 pts
Total Grace	16.9%	16.6%	0.3 pts	16.5%	16.3%	0.2 pts
Adjusted EBITDA:
Adjusted EBIT:
Catalysts Technologies	$77.4	$92.0	(15.9)%	$248.4	$291.2	(14.7)%
Materials Technologies	46.8	39.8	17.6%	135.9	122.3	11.1%
Construction Products	45.6	36.7	24.3%	113.7	92.7	22.7%
Corporate	(39.1)	(39.4)	0.8%	(120.3)	(122.2)	1.6%
Total Grace	130.7	129.1	1.2%	377.7	384.0	(1.6)%
Depreciation and amortization:
Catalysts Technologies	$13.2	$13.3	(0.8)%	$40.0	$40.5	(1.2)%
Materials Technologies	7.8	7.3	6.8%	23.6	22.1	6.8%
Construction Products	7.6	8.6	(11.6)%	24.0	24.2	(0.8)%
Corporate	1.4	0.5	180.0%	4.2	2.1	100.0%
Total Grace	30.0	29.7	1.0%	91.8	88.9	3.3%
Adjusted EBITDA:
Catalysts Technologies	$90.6	$105.3	(14.0)%	$288.4	$331.7	(13.1)%
Materials Technologies	54.6	47.1	15.9%	159.5	144.4	10.5%
Construction Products	53.2	45.3	17.4%	137.7	116.9	17.8%
Corporate	(37.7)	(38.9)	3.1%	(116.1)	(120.1)	3.3%
Total Grace	160.7	158.8	1.2%	469.5	472.9	(0.7)%
Adjusted EBITDA margin:
Catalysts Technologies	33.1%	35.2%	(2.1) pts	34.7%	35.3%	(0.6) pts
Materials Technologies	24.8%	22.0%	2.8 pts	24.0%	22.1%	1.9 pts
Construction Products	19.2%	17.2%	2.0 pts	17.4%	15.3%	2.1 pts
Total Grace	20.8%	20.4%	0.4 pts	20.6%	20.1%	0.5 pts

The Notes to the Financial Information are included as part of the Earnings Release.

Page 8 of 13 www.grace.com	Enriching Lives, Everywhere.®

W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Nine Months Ended September 30,
(In millions)	2013	2012
Cash flow measure (A):
Net cash provided by operating activities	$291.0	$292.4
Capital expenditures	(117.9)	(103.6)
Free Cash Flow	173.1	188.8
Chapter 11 expenses paid	11.2	9.9
Accelerated defined benefit pension plan contributions	50.0	83.4
Expenditures for asbestos-related items	4.4	4.0
Adjusted Free Cash Flow	$238.7	$286.1

	Four Quarters Ended September 30,
(In millions)	2013	2012
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$511.1	$492.2
Invested Capital:
Trade accounts receivable	483.9	483.4
Inventories	314.8	309.0
Accounts payable	(260.3)	(253.2)
	538.4	539.2
Other current assets (excluding income taxes)	82.5	78.2
Properties and equipment, net	787.8	735.4
Goodwill	204.0	170.0
Investment in unconsolidated affiliate	90.8	81.2
Other assets	113.0	122.5
Other current liabilities (excluding income taxes, Chapter 11, and restructuring)	(248.1)	(247.4)
Other liabilities (including non-asbestos environmental remediation)	(57.1)	(54.5)
Total invested capital	$1,511.3	$1,424.6
Adjusted EBIT Return On Invested Capital	33.8%	34.6%

The Notes to the Financial Information are included as part of the Earnings Release.

Page 9 of 13 www.grace.com	Enriching Lives, Everywhere.®

W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(In millions)	2013	2012
OPERATING ACTIVITIES
Net income	$206.2	$207.0
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	91.8	88.9
Equity in earnings of unconsolidated affiliate	(17.1)	(13.8)
Dividends received from unconsolidated affiliate	2.8	6.3
Chapter 11 expenses, net of interest income	11.0	12.6
Chapter 11 expenses paid	(11.2)	(9.9)
Libby medical program settlement	—	19.6
Libby medical program settlement paid	—	(19.6)
Provision for income taxes	106.7	102.0
Income taxes paid, net of refunds	(65.6)	(41.6)
Tax benefits from stock-based compensation	(17.9)	(23.0)
Interest accrued on pre-petition liabilities subject to compromise	28.1	30.0
Restructuring expenses and related asset impairments	8.7	6.4
Payments for restructuring expenses and related asset impairments	(3.8)	(7.2)
Defined benefit pension expense	54.9	53.2
Payments under defined benefit pension arrangements	(63.6)	(122.5)
Provision for environmental remediation	4.0	1.8
Expenditures for environmental remediation	(11.2)	(8.1)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	5.2	(3.7)
Inventories	(37.7)	20.6
Accounts payable	6.8	3.6
All other items, net	(7.1)	(10.2)
Net cash provided by operating activities	291.0	292.4
INVESTING ACTIVITIES
Capital expenditures	(117.9)	(103.6)
Businesses acquired, net of cash acquired	(15.8)	(40.5)
Transfer to short-term investments	(500.0)	—
Transfer from (to) restricted cash and cash equivalents	12.4	(24.1)
Proceeds from sale of business	1.8	—
Other investing activities	4.2	0.5
Net cash used for investing activities	(615.3)	(167.7)
FINANCING ACTIVITIES
Net (repayments) borrowings under credit facilities	(3.0)	24.6
Proceeds from exercise of stock options	30.9	25.7
Tax benefits from stock-based compensation	17.9	23.0
Other financing activities	6.1	5.1
Net cash provided by financing activities	51.9	78.4
Effect of currency exchange rate changes on cash and cash equivalents	(9.8)	(0.2)
(Decrease) increase in cash and cash equivalents	(282.2)	202.9
Cash and cash equivalents, beginning of period	1,336.9	1,048.3
Cash and cash equivalents, end of period	$1,054.7	$1,251.2

The Notes to the Financial Information are included as part of the Earnings Release.

Page 10 of 13 www.grace.com	Enriching Lives, Everywhere.®

W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	September 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,054.7	$1,336.9
Short-term investments	500.0	—
Restricted cash and cash equivalents	185.2	197.6
Trade accounts receivable, less allowance of $5.4 (2012—$5.2)	467.8	474.8
Accounts receivable—unconsolidated affiliate	16.1	15.6
Inventories	314.8	278.6
Deferred income taxes	62.2	58.3
Other current assets	154.3	78.4
Total Current Assets	2,755.1	2,440.2
Properties and equipment, net of accumulated depreciation and amortization of $1,830.2 (2012—$1,785.1)	787.8	770.5
Goodwill	204.0	196.7
Patents, licenses and other intangible assets, net	76.9	82.7
Deferred income taxes	814.6	956.3
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	30.2	33.8
Investment in unconsolidated affiliate	90.8	85.5
Other assets	36.1	24.5
Total Assets	$5,295.5	$5,090.2
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$86.2	$83.4
Debt payable—unconsolidated affiliate	4.5	3.6
Accounts payable	249.5	249.4
Accounts payable—unconsolidated affiliate	10.8	2.6
Other current liabilities	303.2	307.3
Total Current Liabilities	654.2	646.3
Debt payable after one year	7.4	13.4
Debt payable—unconsolidated affiliate	24.1	22.4
Deferred income taxes	23.9	27.1
Underfunded and unfunded defined benefit pension plans	250.8	400.6
Other liabilities	45.2	45.0
Total Liabilities Not Subject to Compromise	1,005.6	1,154.8
Liabilities Subject to Compromise
Debt plus accrued interest	997.5	973.3
Income tax contingencies	85.4	87.6
Asbestos-related contingencies	2,065.0	2,065.0
Environmental contingencies	134.0	140.5
Postretirement benefits	174.8	188.1
Other liabilities and accrued interest	169.7	162.6
Total Liabilities Subject to Compromise	3,626.4	3,617.1
Total Liabilities	4,632.0	4,771.9

Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 76,849,629 (2012—75,565,409)	0.8	0.8
Paid-in capital	581.7	536.5
Retained earnings	600.3	395.2
Treasury stock, at cost: shares: 140,571 (2012—1,414,351)	(1.7)	(16.8)
Accumulated other comprehensive loss	(527.7)	(607.3)
Total W. R. Grace & Co. Shareholders' Equity	653.4	308.4
Noncontrolling interests	10.1	9.9
Total Equity	663.5	318.3
Total Liabilities and Equity	$5,295.5	$5,090.2

The Notes to the Financial Information are included as part of the Earnings Release.

Page 11 of 13 www.grace.com	Enriching Lives, Everywhere.®

W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended September 30,
	2013				2012
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.89				$0.99
Cost related to Chapter 11	$3.9	$1.1	$2.8	0.04	$3.7	$1.1	$2.6	0.03
Asbestos-related costs	2.5	0.5	2.0	0.03	2.0	0.5	1.5	0.02
Restructuring expenses and related asset impairments	3.6	1.2	2.4	0.03	1.1	0.3	0.8	0.01
Loss on sale of divested businesses	1.0	0.4	0.6	0.01	0.2	—	0.2	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(5.4)	5.4	0.07		0.8	(0.8)	(0.01)
Adjusted EPS (non-GAAP)				$1.07				$1.04

	Nine Months Ended September 30,
	2013				2012
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$2.64				$2.70
Cost related to Chapter 11	$11.0	$2.8	$8.2	0.11	$11.1	$3.0	$8.1	0.11
Asbestos-related costs	6.7	2.4	4.3	0.06	25.0	8.8	16.2	0.21
Restructuring expenses and related asset impairments	8.7	2.8	5.9	0.08	6.4	1.9	4.5	0.06
Currency transaction loss on cash in Venezuela	6.9	—	6.9	0.09	—	—	—	—
Loss on sale of divested businesses	1.0	0.4	0.6	0.01	0.2	—	0.2	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(1.0)	1.0	0.01		0.5	(0.5)	(0.01)
Adjusted EPS (non-GAAP)				$3.00				$3.07

The Notes to the Financial Information are included as part of the Earnings Release.

Page 12 of 13 www.grace.com	Enriching Lives, Everywhere.®

W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, certain costs related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments.  In the 2013 first quarter, we also adjusted for the currency transaction loss incurred on our Venezuelan cash balances of $6.9 million. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, certain costs related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities. In addition, Grace has accumulated significant cash during its bankruptcy. The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace's emergence from bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as costs related to Chapter 11.

NM - Not Meaningful

Page 13 of 13 www.grace.com	Enriching Lives, Everywhere.®